Exhibit 99.1

MoSys, Inc. Reports Third Quarter 2014 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 4, 2014--MoSys (NASDAQ: MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the third quarter ended September 30, 2014.

Third Quarter and Recent Highlights

  Secured new design wins for Bandwidth Engine® and LineSpeed™ ICs;
  Launched new LineSpeed 100G Low Power Retimer for optical modules and line cards;
  Demonstrated interoperability and performance capabilities of Bandwidth Engine ICs and LineSpeed extended-reach PHY products with leading industry players at ECOC 2014; and
  Ended the quarter with total cash and investments of $33.7 million.

Management Commentary

“The third quarter saw a slowdown in sales activity, consistent with what has been reported by various other suppliers to the telecommunications and networking markets,” commented Len Perham, MoSys’ president and chief executive officer. “Although customer engagements continued for us, it was slow going, and we did not close as many design wins as we expected. More recently, our design win activity has rebounded, and we anticipate that the fourth quarter will be considerably more robust. We remain cautiously optimistic that we can still get close to doubling design wins year over year.

“During the quarter, we introduced our new LineSpeed 100G low power, full-duplex retimer IC, which has generated strong customer interest and is being sampled to leading optical module and system companies. This device features the industry’s lowest power dissipation and optimizes performance and board space for 100G optical modules, as well as line cards, in data center, enterprise and service provider applications. More recently, we demonstrated interoperability at this year’s European Conference on Optical Communications (ECOC) and at the Optical Internetworking Forum’s Interoperability 2014 event, including interoperability demonstrations of our LineSpeed products with leading optical device and module and passive cable and connector companies, as well as showcasing our Bandwidth Engine 2 ICs with our FPGA partners, Altera and Xilinx.”

Mr. Perham concluded, “We remain focused on driving increased sales activities, securing additional design wins, supporting customer production ramps, expanding our product footprint and reducing manufacturing costs. We expect to complete new product tape outs within the next few months, and we already have potential customers waiting for these products. While it remains difficult to predict the timing of our revenue ramp, I believe we have measurably enhanced the foundation of our IC business and remain well positioned for future growth.”

Third Quarter Results

Total net revenue for the third quarter of 2014 was $1.1 million, compared with $1.8 million reported in the second quarter of 2014 and $1.0 million in the third quarter of 2013. Net revenue through the first nine months of 2014 was $4.2 million, compared with $3.4 million for the same period in 2013.

Third quarter 2014 total revenue included product revenue of $0.4 million, compared with $1.0 million in the second quarter of 2014 and $0.1 million in the year ago period. Product revenue for the first nine months of 2014 was $2.0 million, compared with $0.2 million for the same period in 2013. Royalty and other revenue for the third quarter of 2014, which includes licensing revenue, was $0.7 million as compared with $0.8 million in the previous quarter and $0.9 million in the third quarter of 2013.

Gross margin for the third quarter of 2014 was 61 percent, compared with 42 percent in the second quarter of 2014 and 83 percent for the third quarter of 2013. The sequential increase in gross margin reflects a higher mix of royalty and other revenue, which carry higher gross margins than the Company’s IC products.

Total operating expenses on a GAAP basis for the third quarter of 2014 were $9.2 million, compared with $7.9 million in the previous quarter and $7.8 million for the third quarter of 2013. The sequential increase in operating expenses was primarily due to higher development costs related to the Company’s new products. Third quarter 2014 operating expenses included $0.3 million of amortization of intangible assets and $1.1 million in stock-based compensation expense.

GAAP net loss for the third quarter of 2014 was $8.5 million, or ($0.17) per share, compared with a net loss of $7.2 million, or ($0.14) per share, in the previous quarter and a net loss of $6.9 million, or ($0.14) per share, for the third quarter of 2013. Non-GAAP net loss for the third quarter of 2014 was $7.2 million, or ($0.14) per share, which excludes amortization of intangible assets and stock-based compensation expense. Earnings per share for the third quarter of 2014 were computed using approximately 49.6 million weighted shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss the third quarter 2014 financial results. Investors and other interested parties may access the call by dialing 1-866-318-8619 in the U.S. (1-617-399-5138 outside of the U.S.), and entering the pass code 41073267 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-888-286-8010 in the U.S. (1-617-801-6888 outside of the U.S.), pass code of 21376802.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated November 4, 2014, that the company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the company, including, without limitation, anticipated benefits and performance expected from our IC products and the company’s future markets and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. The company’s solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine® and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip® Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net Revenue
Product	$437	$90	$1,993	$211
Royalty and other	716	867	2,241	3,201
Total net revenue	1,153	957	4,234	3,412

Cost of Net Revenue
Product and other	447	158	2,046	254
Total cost of net revenue	447	158	2,046	254

Gross Profit	706	799	2,188	3,158

Operating Expenses
Research and development	7,507	6,243	20,993	17,546
Selling, general and administrative	1,689	1,595	4,976	4,678
Gain on sale of assets	-	-	-	(630)
Total operating expenses	9,196	7,838	25,969	21,594

Loss from operations	(8,490)	(7,039)	(23,781)	(18,436)

Other income, net	30	122	115	166
Loss before income taxes	(8,460)	(6,917)	(23,666)	(18,270)

Income tax provision	23	28	65	68

Net loss	$(8,483)	$(6,945)	$(23,731)	$(18,338)

Net loss per share
Basic and diluted	($0.17)	($0.14)	($0.48)	($0.42)

Shares used in computing net loss per share
Basic and diluted	49,634	48,164	49,441	44,173

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30,	December 31,
	2014	2013

Assets
Current assets:
Cash, cash equivalents and investments	$26,602	$36,556
Accounts receivable, net	175	148
Inventories	846	567
Prepaid expenses and other assets	1,009	1,104
Total current assets	28,632	38,375

Long-term investments	7,055	13,926
Property and equipment, net	961	706
Goodwill	23,134	23,134
Intangible assets, net	905	1,655
Other assets	200	193
Total assets	$60,887	$77,989

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$797	$276
Accrued expenses and other liabilities	2,320	1,909
Deferred revenue	76	170
Total current liabilities	3,193	2,355

Long-term liabilities	238	216

Stockholders' equity	57,456	75,418

Total liabilities and stockholders’ equity	$60,887	$77,989

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2014	2013	2014	2013

GAAP net loss		$(8,483)	$(6,945)	$(23,731)	$(18,338)
Stock-based compensation expense
-	Cost of net revenue	-	-	-	7
-	Research and development	786	614	2,653	1,924
-	Selling, general and administrative	288	337	943	869
	Total stock-based compensation expense	1,074	951	3,596	2,800

Amortization of intangible assets		250	250	750	750

Non-GAAP net loss		$(7,159)	$(5,744)	$(19,385)	$(14,788)

GAAP net loss per share		$(0.17)	$(0.14)	$(0.48)	$(0.42)
Reconciling items
-	Stock-based compensation expense	0.02	0.01	0.07	0.07
-	Amortization of intangible assets	0.01	0.01	0.02	0.02

Non-GAAP net loss per share: basic and diluted		$(0.14)	$(0.12)	$(0.39)	$(0.33)

Shares used in computing non-GAAP net loss per share
Basic and diluted		49,634	48,164	49,441	44,173

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1 408-418-7500
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, +1 214-272-0089
Sr. Acct. Manager
btwing@sheltongroup.com